Exhibit 99.1

Innodata Reports Fourth Quarter and Fiscal Year 2022 Results

Revenue Up 13% Year-Over-Year with Return to Positive Adjusted EBITDA in the Fourth Quarter and Strong Momentum in Generative AI and Large Language Models

NEW YORK – February 23, 2023 – INNODATA INC. (NASDAQ: INOD) today reported results for the fourth quarter and the year ended December 31, 2022.

•	Revenue for the quarter ended December 31, 2022 was $19.4 million, compared to revenue of $19.3 million in the same period last year.

•	Net loss for the quarter ended December 31, 2022 was $2.0 million, or $0.07 per basic and diluted share, compared to a net loss of $1.2 million, or $0.04 per basic and diluted share, in the same period last year.

•	Total revenue for the year ended December 31, 2022 was $79.0 million, up 13% from revenue of $69.8 million in 2021.

•	Net loss for the year ended December 31, 2022 was $12.0 million, or $0.44 per basic and diluted share, compared to net loss of $1.7 million, or $0.06 per basic and diluted share, in 2021.

•	Adjusted EBITDA was $0.2 million in the fourth quarter of 2022, compared to Adjusted EBITDA of $0.3 million in the same period last year.*

•	Adjusted EBITDA loss was $3.3 million for the year ended December 31, 2022, compared to Adjusted EBITDA of $3.0 million in 2021.*

•	Cash, cash equivalents and short-term investments were $10.3 million at December 31, 2022, consisting of cash and cash equivalents of $9.8 million and short-term investment of $0.5 million, and $18.9 million at December 31, 2021, consisting of cash and cash equivalents.

* Adjusted EBITDA is defined below.

Amounts in this press release have been rounded. All percentages have been calculated using unrounded amounts.

Jack Abuhoff, CEO, said, “Q4 revenue was $19.4 million, a 5% increase over the prior quarter, which annualizes roughly to a 22% growth rate. In 2022 overall, we grew revenues 13%, despite the significant revenue decline from our large social media customer that has underwent significant internal disruption in the second half of the year. We posted positive Adjusted EBITDA of approximately $250K in the quarter, which was a positive swing of $1.5 million from Q3, resulting primarily from our September / October cost containment and efficiency initiatives that will be fully reflected in our first quarter 2023 results. We ended the year with a healthy balance sheet – no appreciable debt and $10.3 million in cash and short-term investments on the balance sheet.”

Abuhoff continued, “We’re seeing significant recent acceleration in AI investment by large technology companies, coinciding with OpenAI’s release of ChatGPT, its high-performing large language model. We are now either expanding work, beginning work, or discussing potential work with four of the five largest technology companies in the world, and much of this has to do with building and improving large language models. For example:

•	For a major cloud provider, whose AI needs we began serving 24 months ago in one product line, we are now engaged with or piloting work for six of its product lines. This includes:

o	an engagement to help it build a new, large-scale generative AI model for images (we started the initial phase this week);

o	an expansion of our synthetic data program to support its large language models; and

o	a pilot to potentially support its generative AI large language model development (we started the pilot this week).

•	Another of the world’s largest tech companies - this one a potential new customer – has committed verbally to a program relating to large language model development. We expect the agreement to be signed soon. While there can be no assurance that the agreement is executed, based on our current estimations and assumptions, the value of this program could potentially approach approximately $1.8 million per year in its initial phases and could ramp to approximately $6 million per year as it gains momentum.

•	One of the world’s largest social media companies – another potential new customer - reached out to discuss how we might potentially support its large-scale model development. It had been referred to us by one of our existing customers.

“We believe that these opportunities, individually and in the aggregate, are potentially very large. We caution investors that pipeline opportunities are inherently difficult to forecast and often do not close. That said, we think it is appropriate at this time to provide a glimpse into this recent acceleration in activity because we believe it is material.

“With respect to other areas of the business, we’re also seeing positive momentum. In Q4, our Agility platform sales grew 6% over Q3, which annualizes to a roughly 26% growth rate. In 2022 overall, our Agility direct sales new logo bookings increased by 83% year-over-year and direct sales net retention increased from 97% to 100%. In 2022 overall, approximately 83% of our Agility revenue came from direct sales and 17% of our revenue came from channel partners. In Q4, our conversion from demo to win in Agility direct sales increased to 33%, up from approximately 18% at the beginning of the year.

“With respect to our Synodex platform, revenue grew by 71% in 2022, with a net retention of 168%. We announced in Q4 that one of our large Synodex customers had expanded its recurring revenue program with us by approximately $600,000 in annual contract value, but as a result of further developments, we now believe the value of the expansion to be approximately $1.2 million in annual contract value. It is now our second largest Synodex customer, with an estimated annual recurring revenue of $2.3 million.”

Abuhoff concluded, “We are excited by what we perceive to be an opportunity for Innodata to partner with some of the largest technology companies in the world to further what may be one of our generation’s greatest technology innovations. We are more enthusiastic than ever about our market opportunity and the intrinsic value of our business. In our last call, we said we anticipated expanding our Adjusted EBITDA to $10 million or more in 2023 and at the same time capturing significant growth opportunities. We believe the activity we are now seeing in our markets will likely enable us to achieve this and potentially more.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 5:00 PM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-877-545-0523	(Domestic)
+1 973-528-0016	(International)

Participant Access Code – 540906

1-877-481-4010	(Domestic Replay)
+1 919-882-2331	(International Replay)

Replay Passcode – 47552

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global data engineering company delivering the promise of AI to many of the world's most prestigious companies. We provide AI-enabled software platforms and managed services for AI data collection/annotation, AI digital transformation, and industry-specific business processes. Our low-code Innodata AI technology platform is at the core of our offerings. In every relationship, we honor our 30+ year legacy delivering the highest quality data and outstanding service to our customers. Visit www.innodata.com to learn more.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as "project," "believe," "expect," "can," "continue," "could," "intend," "may," "should," "will," "anticipate," "indicate," "forecast," "predict," "likely," "goals," "estimate," "plan," "potential," or the negatives thereof and other similar expressions generally identify forward-looking statements, which speak only as of the date hereof.

These forward-looking statements are based on management's current expectations, assumptions and estimates and are subject to a number of risks and uncertainties, including without limitation, the expected or potential effects of the novel coronavirus ("COVID-19") pandemic and the responses of governments, the general global population, our customers, and the Company thereto; impacts resulting from the rapidly evolving conflict between Russia and the Ukraine; investment in large language models; that contracts may be terminated by customers; projected or committed volumes of work may not materialize; pipeline opportunities and customer discussions which may not materialize into work or expected volumes of work; continuing reliance on project-based work in the Digital Data Solutions ("DDS") segment and the primarily at-will nature of such contracts and the ability of these customers to reduce, delay or cancel projects; the likelihood of continued development of the markets, particularly new and emerging markets, that our services support; continuing DDS segment revenue concentration in a limited number of customers; potential inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; a continued downturn in or depressed market conditions, whether as a result of the COVID-19 pandemic or otherwise; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans that give rise to requirements for our services; changes in our business or growth strategy; the emergence of new, or growth in existing competitors; various other competitive and technological factors; the Company's use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, uncertainty around the COVID-19 pandemic and the effects of the global response thereto and the risks discussed in Part I, Item 1A. "Risk Factors," Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other parts of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 24, 2022, as updated or amended by our other filings that we may make with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof.

We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the Federal securities laws.

Company Contact

Marcia Novero

Innodata Inc.

Mnovero@innodata.com

(201) 371-8015

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP (“GAAP”), we provide certain non-GAAP financial information. We believe that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results. In some respects, management believes non-GAAP financial measures are more indicative of our ongoing core operating performance than their GAAP equivalents by making adjustments that management believes are reflective of the ongoing performance of the business.

We believe that the presentation of this non-GAAP financial information provides investors with greater transparency by providing investors a more complete understanding of our financial performance, competitive position, and prospects for the future, particularly by providing the same information that management and our Board of Directors uses to evaluate our performance and manage the business. However, the non-GAAP financial measures presented in this press release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures that we present may differ from similar non-GAAP financial measures used by other companies.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and its subsidiaries in accordance with U.S. GAAP before interest expense, income taxes, depreciation and amortization of intangible assets (which derives EBITDA), plus additional adjustments for loss on impairment of intangible assets and goodwill, stock-based compensation, income (loss) attributable to non-controlling interests and other one-time costs. We use Adjusted EBITDA to evaluate core results of operations and trends between fiscal periods and believe that these measures are important components of our internal performance measurement process.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is included in the tables that accompany this release.

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021
Revenues	$19,375	$19,289	$79,001	$69,755

Operating costs and expenses:

Direct operating costs	12,740	12,286	51,533	43,494
Selling and administrative expenses	8,355	8,145	37,940	27,912
Interest expense (income), net	9	(126)	11	(108)
	21,104	20,305	89,484	71,298
Loss from operations	$(1,729)	$(1,016)	$(10,483)	$(1,543)
Gain from loan forgiveness	-	-	-	580
Loss before provision for income taxes	(1,729)	(1,016)	(10,483)	(963)
Provision for income taxes	229	221	1,522	842
Consolidated net loss	(1,958)	(1,237)	(12,005)	(1,805)
Income (loss) attributable to non-controlling interests	2	(69)	(70)	(132)
Net Loss attributable to Innodata Inc. and Subsidiaries	$(1,960)	$(1,168)	$(11,935)	$(1,673)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.07)	$(0.04)	$(0.44)	$(0.06)
Weighted average shares outstanding:
Basic and Diluted	27,392	27,135	27,278	26,630

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,792	$18,902
Short term investments – other	507	-
Accounts receivable, net	9,528	11,379
Prepaid expenses and other current assets	3,858	3,681
Total current assets	23,685	33,962
Property and equipment, net	2,511	2,947
Right-of-use asset, net	4,309	5,621
Other assets	1,498	2,247
Deferred income taxes, net	1,475	1,950
Intangibles, net	12,526	10,347
Goodwill	2,038	2,143
Total assets	$48,042	$59,217

LIABILITIES, NON-CONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other	$9,880	$9,387
Accrued salaries, wages and related benefits	6,136	6,391
Income and other taxes	3,230	3,213
Long-term obligations – current portion	877	1,279
Operating lease liability - current portion	693	1,034
Total current liabilities	20,816	21,304
Deferred income taxes	65	15
Long-term obligations, net of current portion	5,079	6,217
Operating lease liability, net of current portion	4,036	5,276
Total liabilities	29,996	32,812
Non-controlling interests	(727)	(3,522)
STOCKHOLDERS’ EQUITY	18,773	29,927
Total liabilities, non-controlling interests and stockholders’ equity	$48,042	$59,217

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Consolidated net loss	$(12,005)	$(1,805)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation and amortization	3,889	2,869
Gain on loan forgiveness	-	(580)
Stock-based compensation	3,283	1,750
Deferred income taxes	217	88
Provision for doubtful accounts	480	-
Pension cost	943	507
Loss on lease termination	125	-
Changes in operating assets and liabilities:
Accounts receivable	1,303	(1,872)
Prepaid expenses and other current assets	(226)	487
Other assets	750	311
Accounts payable and accrued expenses	322	4,441
Accrued salaries, wages and related benefits	(310)	685
Income and other taxes	13	(1,730)
Net cash provided by (used in) operating activities	(1,216)	5,151

Cash flows from investing activities:
Capital expenditures	(6,526)	(4,368)
Purchase of short term investments - others	(507)	-
Net cash used in investing activities	(7,033)	(4,368)

Cash flows from financing activities:
Proceeds from stock option exercises	332	2,227
Withholding taxes on net settlement of stock-based compensation	-	(763)
Payment of long-term obligations	(639)	(691)
Net cash provided by (used in) financing activities	(307)	773

Effect of exchange rate changes on cash and cash equivalents	(554)	(227)

Net increase (decrease) in cash and cash equivalents	(9,110)	1,329

Cash and cash equivalents, beginning of period	18,902	17,573

Cash and cash equivalents, end of period	$9,792	$18,902

INNODATA INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated	2022	2021	2022	2021

Net loss attributable to Innodata Inc. and Subsidiaries	$(1,960)	$(1,168)	$(11,935)	$(1,673)
Provision for income taxes	229	221	1,522	842
Interest expense (income), net	9	(126)	11	(108)
Gain on loan forgiveness	-	-	-	(580)
Depreciation and amortization	1,053	815	3,889	2,869
Stock-based compensation	913	633	3,283	1,750
Non-controlling interests	2	(69)	(70)	(132)
Adjusted EBITDA / (loss) - Consolidated	$246	$306	$(3,300)	$2,968

	Three Months Ended December 31,		Year Ended December 31,
DDS Segment	2022	2021	2022	2021

Net income (loss) attributable to DDS Segment	$(501)	$1,911	$(711)	$4,989
Provision for income taxes	228	358	1,423	958
Interest expense (income), net	9	(127)	10	(110)
Gain on loan forgiveness	-	-	-	(580)
Depreciation and amortization	211	179	694	638
Stock-based compensation	760	424	2,690	1,286
Non-controlling interests	2	1	4	-
Adjusted EBITDA - DDS Segment	$709	$2,746	$4,110	$7,181

	Three Months Ended December 31,		Year Ended December 31,
Synodex Segment	2022	2021	2022	2021

Net loss attributable to Synodex Segment	$(282)	$(744)	$(2,525)	$(1,394)
Depreciation and amortization	174	41	$656	$62
Stock-based compensation	130	60	258	98
Non-controlling interests	-	(70)	(74)	(132)
Adjusted EBITDA (loss) - Synodex Segment	$22	$(713)	$(1,685)	$(1,366)

	Three Months Ended December 31,		Year Ended December 31,
Agility Segment	2022	2021	2022	2021

Net loss attributable to Agility Segment	$(1,177)	$(2,335)	$(8,699)	$(5,268)
Provision for income taxes	1	(137)	99	(116)
Interest expense, net	-	1	1	2
Depreciation and amortization	668	595	2,539	2,169
Stock-based compensation	23	149	335	366
Adjusted EBITDA (loss) - Agility Segment	$(485)	$(1,727)	$(5,725)	$(2,847)

INNODATA INC. AND SUBSIDIARIES
CONSOLIDATED REVENUE BY SEGMENT
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
DDS	$13,579	$14,571	$56,523	$52,569
Synodex	1,729	1,275	7,105	4,163
Agility	4,067	3,443	15,373	13,023
Total Consolidated	$19,375	$19,289	$79,001	$69,755